Exhibit 10.9

SECOND AMENDMENT TO THE AGREEMENT

This Second Amendment to the Agreement (“First Amendment”) is made and entered into on August 26, 2016 (the “Effective Date”), by and between Best Western International, Inc. (the “Company”) and Lawrence M. Cuculic (“Executive”), with each being a “Party”, and both being the “Parties”.

Recitals

WHEREAS, the Parties previously entered into an employment agreement (the “Agreement”) with an effective date of December 17, 2012, and a five (5) year term (the “Term”);

WHEREAS, on February 26, 2016, the Parties amended the Agreement extending the Term to May 31, 2022.

WHEREAS, the Parties wish to further amend the Agreement, as provided for herein.

WHEREAS, the Parties acknowledge and agree that each Party’s respective rights and duties under the Agreement provide and are sufficient consideration for this First Amendment.

NOW, THEREFORE, in consideration of the above, the Parties hereto, intending to be legally bound thereby, agree as follows.

Agreement

The Agreement is amended to include a new Section 3.5 as follows:

3.5 Upon Expiration of the Agreement. The Term of the Agreement has expired.

The Agreement’s Section 4.3(d) is amended and restated as follows:

4.3(d) a lump-sum cash payment, less applicable withholdings, within ten (10) business days of the Company’s determination that the conditions of this Section 4.3(d) have been met, equal to:

(i) one hundred percent (100%) of Base Salary (at the rate payable as of the date of the Separation from Service) which would have been payable for the remainder of the Term had Executive not incurred a Separation From Service during the Term, but in no event less than one (1) year’s then applicable Base Salary;

(ii) one hundred percent (100%) of the Bonus (at the one hundred percent (100%) rate payable as of the date of Separation from Service) which would have otherwise been payable for the remainder of the Term, but in no event less than one (1) year’s then applicable Annual Bonus;

(iii) the sum of all outstanding Long Term Incentive Program awards previously awarded to Executive but not yet paid under the Company’s Long Term Incentive Compensation Plan for Key Contributors, and a pro rata amount, based upon the length of service in that fiscal year of what would otherwise be paid to Executive under the Company’s Long Term Incentive Compensation Plan for Key Contributors calculated based upon one hundred percent (100%) of the Executive’s salary for that fiscal year; and

(iv) a cash payment, less applicable withholdings, equal to twelve (12) multiplied by the monthly COBRA premium (determined as of the date of Executive’s Termination by the Company Without Cause of by Executive for Good Reason) applicable to the Company sponsored medical, dental and vision coverages, if any, that Executive and his dependents are participating in on the day before the date of Executive’s Termination by the Company Without Cause or by the Executive for Good Reason, payable during the calendar month following the calendar month in which Executive incurs a Termination by the Company without Cause or by Executive for Good Reason, but if, and only if, during the thirty (30) day period following the Executive’s Termination by the Company Without Cause or Separation From Service for Good Reason Executive signs a waiver and release agreement acceptable to the Company and the revocation period associated with such waiver and release agreement expires.

The Agreement is amended to include a new Section 4.4 as follows:

4.4 Upon Expiration of the Agreement. Upon Executive’s successful completion of and the expiration of the Term, the Company shall pay Executive:

(i) one hundred percent (100%) of the Bonus (at the one hundred percent (100%) rate payable as of the date of Separation from Service) which would be payable to Executive for the last fiscal year of the Term, based upon the Company’s performance vis-à-vis the Company scorecard for that fiscal year;

(ii) the sum of all outstanding Long Term Incentive Program awards previously awarded to Executive but not yet paid under the Company’s Long Term Incentive Compensation Plan for Key Contributors, and a payment equal to the Bonus for the last fiscal year of the Term which would otherwise have been paid to Executive under the Company’s Long Term Incentive Compensation Plan for Key Contributors; and

(iii) a cash payment, less applicable withholdings, equal to twelve (12) multiplied by the monthly COBRA premium (determined as of the date of Executive’s Termination by the Company Without Cause of by Executive for Good Reason) applicable to the Company sponsored medical, dental and vision coverages, if any, that Executive and his dependents are participating in on the day before the date of Executive’s Termination by the Company Without Cause or by the Executive for Good Reason, payable during the calendar month following the calendar month in which Executive incurs a Termination by the Company without Cause or by Executive for Good Reason, but if, and only if, during the thirty (30) day period following the Executive’s successful completion of and the expiration of the Term Executive signs a waiver and release agreement acceptable to the Company and the revocation period associated with such waiver and release agreement expires.

IN WITNESS WHEREOF, the Parties now execute this First Amendment as of the Effective Date stated above.

BEST WESTERN INTERNATIONAL, INC.

By:	/s/ David Kong
David Kong
President and Chief Executive Officer

EXECUTIVE

/s/ Lawrence M. Cuculic
Lawrence M. Cuculic

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